ASSET PURCHASE AGREEMENT

Between

XON Energy Resources, Inc., a Texas corporation “Buyer”

- and -

XON Resources USA, LLC, a Delaware limited liability company “Seller”

THIS ASSET PURCHASE AGREEMENT (Agreement) is made and entered into as of the 21th day of July, 2015 between XON Energy Resources, Inc., a Texas corporation, (“Buyer”) and XON Resources USA, LLC, a Delaware limited liability company (“Seller”).

WHEREAS, Seller owns various assets and rights that it is willing to sell and transfer to Buyer, including, specifically, Seller’s rights and obligations under those oil and gas leases by and among Seller and Betty L. Wilbur dated July 29, 2014; Seller and Betty L. Wilbur dated July 29, 2014; Seller and Betty L. Wilbur dated July 29, 2014; and Seller and Donna White Merkel dated October 17, 2014 (collectively, the “Leases”), and Buyer desires to purchase those assets and rights, all on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto, each in consideration of the payments and the representations, warranties, covenants, and agreements of the other provided for or contained herein, do hereby agree as follows:

1.                         Closing: The closing date (the “Closing Date”) shall occur on such date as the parties hereto shall mutually agree; provided, however, that the Closing Date shall not occur later than July 24, 2016

2.                         Transaction: Subject to the terms and conditions of this Agreement, on the Closing Date, the Seller shall sell, transfer, convey, assign and deliver to Buyer, and the Buyer shall purchase, acquire, and accept from the Seller, all of its assets (the “Transferred Assets”)(the “Transaction”). Notwithstanding the foregoing, the Buyer shall not assume any liabilities or obligations of the Sellers and nothing herein shall be construed as imposing any liability or obligation upon the Buyer, including, but not limited to, those specifically provided herein:

a.	All liabilities for trade accounts payable and loan and notes payable;

b.	Any liability to Seller's customers incurred by Seller in the Ordinary Course of Business within one (1) year of the Closing Date:

c.	Any liability arising out of or relating to products or services of Seller to the extent manufactured or sold prior to the Closing Date;

d.	Any liability arising under any contract that arises after the Closing Date but that arises or relates to any breach of such contract prior to closing;

e.	Any liability for taxes resulting from the operation of the business or the sale of the business; and

f.	Any environmental, health and safety liabilities arising out of or relating to the operation of Seller's business or Seller's leasing, ownership or operation of real property.

3.                  Purchase Price: In consideration for the sale described in paragraph two (2) above, and assuming that all conditions precedent have been satisfied, on the Closing Date, Buyer shall pay to Sellers the purchase price (“Purchase Price”) of eight million (8,000,000) shares of its common stock. At closing, the Buyer shall deliver to Seller, or its nominee, one or more stock power(s) evidencing the Purchase Price (by way of the Buyer's listing of Shareholders in its Company Legend of Registered Share issuances).

4.                  Conditions Precedent: Buyer’s obligation to pay the Purchase Price and to take such other actions as may be necessary to consummate the transaction contemplated hereunder is subject to satisfaction of each of the following conditions precedent on or before the Closing Date:

a.	Buyer shall be satisfied that Seller has the ability to transfer, sell and assign complete interest the Transferred Assets free and clear of any competing claims or other encumbrances whatsoever;
b.	Buyer shall have applied for all licenses, permits or other governmental requirements necessary for operating the business, and having been granted the same; and

Seller's obligation to make the sale, assignment, transfer and conveyance described in Paragraph two (2) above and to take such other action as may be necessary to consummate the Transaction contemplated hereunder is subject to satisfaction of each of the following conditions on or before the Closing Date:

c.	Buyer shall have available for delivery to Seller the full amount of the Purchase Price; and
d.	Seller shall have received such evidence as it may reasonably require that Buyer has obtained all consents and approvals necessary to enable it to consummate the Transaction.

5.	Indemnification.

a.	Each party hereto shall bear its own costs and expenses with respect to the negotiation and consummation of the Transaction; provided, however, that should either party fail to negotiate in good faith to effect the consummation of the Transaction, such party shall fully indemnify the other for all such costs and expenses.

b.	Seller shall indemnify and hold harmless Buyer from and against any and all debts, claims, liabilities, damages and obligations (and related costs and expenses) arising out of or in any way related to: (i) any act, omission or misrepresentations of Seller; or (ii) the Transferred Assets prior to the Closing Date.

c.	Buyer shall indemnify and hold harmless Seller from and against any and all debts, claims, liabilities, damages and obligations (and related costs and expenses) arising out of or in any way related to: (i) any act, omission or misrepresentation of Buyer or any of Buyer’s officers, employees or agents; or (ii) the Transferred Assets prior to the Closing Date.

6.                  Due Diligence. Sellers shall make available to Buyer at reasonable times upon reasonable notice such of its personnel and files, records and other documents as Buyer shall reasonable require in order to confirm the representations that have been made by Sellers with respect to the Transferred Assets and the assumptions upon which Buyer has based its calculation of the Purchase Price. In the event that such due diligence reveals any material variation from such representations and assumptions, Buyer may elect to: (i) terminate its participation in the Transaction without further obligation to the Sellers; or (ii) propose an adjusted Purchase Price and/or other modification to the Transaction that Sellers may accept or reject in its sole discretion.

7.	Seller's Representations and Warranties. Seller represents and warrants as follows:

a.  Seller holds all licenses, permits, accreditations and authorizations required to conduct the business as now conducted and Seller properly maintains all assets,

b.  All inventories of Seller consist of a quality and quantity usable and salable in the ordinary course of business;

c.	Seller holds good and marketable title to the Transferred Assets;

d.  Seller has not filed any federal, state and local tax returns to be filed and is not indebted to any taxing authority for failure to pay any lawful amounts due and owing thereon; and

e.    Seller is, and at all time during the previous five years, has been in full compliance with all laws that are or were applicable to him or to the conduct or operation of the Business or the ownership of any of its assets, nor has Seller received notice from any regulatory authority that he is being investigated for any violation of the same.

8.	Buyer's Representations and Warranties. Buyer represents and warrants as follows:

a. Buyer is a duly qualified to do business and is in good standing under all applicable laws;

b.  This Agreement constitutes the legal, valid and binding obligation of Buyer, under this Agreement;

c.	There are no pending proceedings that have been commenced against Buyer

d.	Neither Buyer nor any of its representatives have incurred any obligation or

e.    No representation, warranty or other statements made by Buyer in this Agreement or otherwise in connection with the transaction contemplated herein contains any untrue statement or omits a statement or material fact necessary to make any such representation, warranty or statement not misleading.

9.	Termination. This Agreement, by notice given prior to the Closing Date, may be terminated where:

a.	There exists a material breach of this Agreement by either party;

b.	Where either party fails to satisfy a condition of paragraphs seven (7) or eight

(8) herein; and

c.	By mutual consent of the parties.

10.              Confidentiality. Unless otherwise agreed to by Buyer, Seller shall make no public announcement or other disclosure in any way relating to this Transaction to any person.

11.              Entire Agreement: Modification. This Agreement supersedes all prior agreement between the parties with respect to its subject matter and constitutes a complete and exhaustive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the parties.

12.              Severability. If any provision of this Agreement is held invalid or unenforceable by and court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.

13.              Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

14.              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

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Signature Page for Asset Purchase Agreement between

XON Energy Resources, Inc., a Texas corporation

"Buyer"

- and -

XON Resources USA, LLC, a Delaware limited liability company

"Seller"

Agreed to and accepted this 21th day of July, 2015

FOR THE SELLER:

Xon Resources USA, LLC

By: Vinetta Makkreel
Its: Managing Member

FOR THE BUYER:

Xon Energy Resources, Inc.

By: Huntley Andrews
Its: Chief Executive Officer

5

Exhibit "A"

List of Xon Resources USA, LLC members converted to common shares to be issued by Xon Energy Resources, Inc.

Shareholder List	Number of Shares
Huntley Andrews	5,100,000
Nancy & Scott Little	125,000
Horace Thomas	40,000
Gordon R. Flewelling	150,000
Wellington Capital Management Inc.	638,000
Jim Muir	12,000
Robert Dodd	125,000
Richard Cadoret	25,000
Frank Commisso	100,000
Roger Bernard	12,500
John Stavinoha	20,000
Patrick Stavinoha	20,000
Les Andrews	25,000
Brian Levy	6,750
Bryan McLellan	20,000
Karla Perrizo	80,000
Charles Stavinoha	25,000
Edward Makkreel	15,000
Steve Bowskill	105,000
Bonnie Fries	75,000
Thomas Calder	100,000
leon Caldwell	725,000
Tyler Caldwell	50,000
Chase Caldwell	50,000
Stephen Belford,	30,000
Mark & Robin Thiodeau	25,000
Dan & Kristy Fraleigh	6,250
Robin Whale	25,000
Bryce Eagleson	25,000
Sophie Stavinoha	20,000
Sasha Lutz	25,000

Angela Hao	45,000
Jeff Schuetz	12,000
Susan McLellan	25,000
Nancy Kennedy	25,000
Annie LaLande	25,000
Ryan Combden	20,000
John Felatead	10,000
Terry Moore	12,500
Alain Lewand	10,000
Kurt C. Nichols	15,000
TOTAL SHARES	8,000,000